Exhibit 10.26
INDEMNIFICATION AGREEMENT
     This Agreement made this ___th day of ___, ___, between The Lubrizol Corporation, an Ohio corporation (the “Company”) and ___, a director, officer, employee or representative (as hereinafter defined) of the Company (the “Indemnitee”);
     WHEREAS, the Company and the Indemnitee are each aware of the exposure to litigation of directors, officers, employees and representatives of the Company as such persons exercise their duties to the Company;
     WHEREAS, the Company and the Indemnitee are also aware of conditions in the insurance industry that have affected and may continue to affect the Company’s ability to obtain appropriate liability insurance on an economically acceptable basis;
     WHEREAS, the Company desires to continue to benefit from the services of highly qualified, experienced and otherwise competent persons such as the Indemnitee;
     WHEREAS, the Indemnitee desires to serve or to continue to serve the Company as a director, officer, employee and/or as a director, officer, trustee or other fiduciary of another corporation, joint venture, trust or other enterprise in which the Company has a direct or indirect ownership interest, for so long as the Company continues to provide on an acceptable basis adequate and reliable indemnification against certain liabilities and expenses which may be incurred by the Indemnitee.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:
1. Indemnification
     The Company shall indemnify the Indemnitee with respect to his activities as a director, officer or employee of the Company and/or as a person who is serving or has served on behalf of the Company (“representative”) as a director, officer, trustee or other fiduciary of another corporation, joint venture, trust or other enterprise, domestic or foreign, in which the Company has a direct or indirect ownership interest (an “affiliated entity”) against expenses (including, without limitation, attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against Indemnitee which is the subject of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal (a “Proceeding”), to which Indemnitee was, is, or is threatened to be made a party by reason of facts which include Indemnitee’s being or having been such a director, officer, employee or representative, to the extent of the highest and most advantageous to the Indemnitee, as determined by the Indemnitee, of one or any combination of the following:
(a)	The benefits provided by the Company’s Code of Regulations in effect on the date hereof, a copy of the relevant portions of which are attached hereto as Exhibit I;

(b)	The benefits provided by the Articles of Incorporation, Code of Regulations, or By-laws or their equivalent of the Company in effect at the time Expenses are incurred by Indemnitee;

(c)	The benefits allowable under Ohio law in effect at the date hereof;

(d)	The benefits allowable under the law of the jurisdiction under which the Company exists at the time Expenses are incurred by the Indemnitee;

(e)	The benefits available under liability insurance obtained by the Company; and

(f)	Such other benefits as are or may be otherwise available to Indemnitee.
     Combination of two or more of the benefits provided by (a) through (f) shall be available to the extent that the Applicable Document, as hereafter defined, does not require that the benefits provided therein be exclusive of other benefits. The document or law providing for the benefits listed in items (a) through (f) above is called the “Applicable Document” in this Agreement. Company hereby undertakes to use its best efforts to assist Indemnitee, in all proper and legal ways, to obtain the benefits selected by Indemnitee under items (a) through (f) above. For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans for employees of the Company or of any affiliated entity without regard to ownership of such plans; references to “fines” shall include any excise taxes assessed on the Indemnitee with respect to any employee benefit plan; references to “serving or has served on behalf of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, the Indemnitee with respect to an employee benefit plan, its participants or beneficiaries; references to the masculine shall include the feminine; references to the singular shall include the plural and vice versa; and if the Indemnitee acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan he shall be deemed to have acted in a manner consistent with the standards required for indemnification by the Company under the Applicable Documents.
2. Insurance
     The Company shall maintain directors’ and officers’ or other similar liability insurance for so long as Indemnitee’s services are covered hereunder, provided and to the extent that such insurance is available on a basis acceptable to the Company. However, the Company agrees that the provisions hereof shall remain in effect regardless of whether liability or other insurance coverage is at any time obtained or retained by the Company; except that any payments in fact made to Indemnitee under an insurance policy obtained or retained by the Company shall reduce the obligation of the Company to make payments hereunder by the amount of the payments made under any such insurance policy.
3. Payment of Expenses
     At Indemnitee’s request, after receipt of written notice pursuant to Section 6 hereof and an undertaking in the form of Exhibit II attached hereto by or on behalf of Indemnitee to repay such amounts so paid on Indemnitee’s behalf if it shall ultimately be determined under the Applicable Document that Indemnitee is not entitled to be indemnified by the Company for such Expenses, the Company shall pay the Expenses as and when incurred by Indemnitee. That portion of Expenses which represents attorneys’ fees and other costs incurred in defending any Proceeding shall be paid by the Company within thirty (30) days of its receipt of such request, together with reasonable documentation (consistent, in the case of attorneys’ fees, with Company practice in payment of legal fees prior to a Change in Control, as hereafter defined) evidencing the amount and nature of such Expenses, subject to its also having received such a notice and undertaking.
4. Escrow
     The Company shall dedicate up to an aggregate of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) as collateral security for the initial funding of its obligations hereunder and under similar agreements with other directors, officers, employees and representatives by depositing assets or bank letters of credit in escrow or reserving lines of credit that may be drawn down by an escrow agent in the dedicated amount (the “Escrow Reserve”); provided, however, that the terms of any such Escrow reserve may provide that the cash, securities or letter or line of credit available therefor shall only be utilized for the indemnification or advancement of expenses provided for herein in the event that there shall have occurred within the preceding five (5) years a Change in Control of the Company, as defined below. The Company shall promptly provide Indemnitee with a true and complete copy of the agreement relating to the establishment and operation of the Escrow Reserve, together with such additional documentation or information with respect to the escrow as Indemnitee may from time to time reasonably request. The Company shall promptly deliver an executed copy of the Agreement to the escrow agent for the Escrow Reserve to evidence to that agent that Indemnitee is a beneficiary of that Escrow Reserve and shall deliver to Indemnitee the escrow agent’s signed receipt evidencing that delivery. For purposes of this Agreement, a “Change in Control” of the Company shall have occurred if at any time during the Term (as hereafter defined) any of the following events shall occur:
(a)	The Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 80% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the shareholders of the Company, immediately prior to such merger or consolidation;

(b)	There is a report filed on Scheduled 13D or Schedule 14D-l (or any successor schedule, form, or report) each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) disclosing the acquisition of 20% or more of the voting stock of the Company in a transaction or series of transactions by any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act);

(c)	The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 5(f) of Schedule 14A thereunder (or any similar item of a successor schedule, form or report) that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(d)	During any period of twenty-four (24) consecutive months, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director of the Company was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.
5. Additional Rights
     The indemnification provided in this Agreement shall not be exclusive of any other indemnification or right to which Indemnitee may be entitled and shall continue after Indemnitee has ceased to occupy a position as an officer, director, employee or representative as described in Paragraph 1 above with respect to Proceedings relating to or arising out of Indemnitee’s acts or omissions during his service in such position.
6. Notice to Company
     Indemnitee shall provide to the Company prompt written notice of any Proceeding brought, threatened, asserted or commenced against Indemnitee with respect to which Indemnitee may assert a right to indemnification hereunder; provided that failure to provide such notice shall not in any way limit Indemnitee’s rights under this Agreement.
7. Cooperation in Defense and Settlement
     Indemnitee shall not make any admission or effect any settlement without the Company’s written consent unless Indemnitee shall have determined to undertake her own defense in such manner and has waived the benefits of this Agreement. The Company shall not settle any Proceeding to which Indemnitee is a party in any manner which would impose any Expense on Indemnitee without his written consent. Neither Indemnitee nor the Company will unreasonably withhold consent to any proposed settlement. Indemnitee and the Company shall cooperate to the extent reasonably possible with each other and with the Company’s insurers, in attempts to defend and/or settle such Proceeding.
8. Assumption of Defense
     Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume Indemnitee’s defense in any Proceeding, with counsel mutually satisfactory to Indemnitee and the Company. After notice from the Company to Indemnitee of the Company’s election so to assume such defense, the Company will not be liable to Indemnitee under this Agreement for Expenses subsequently incurred by Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at Indemnitee’s expense unless:
(a)	The employment of counsel by Indemnitee has been authorized by the Company;

(b)	Counsel employed by the Company initially is unacceptable or later becomes unacceptable to Indemnitee and such unacceptability is reasonable under then existing circumstances;

(c)	Indemnitee shall have reasonably concluded that there may be a conflict of interest between Indemnitee and the Company in the conduct of the defense of such Proceeding; or

(d)	The Company shall not have employed counsel promptly to assume the defense of such Proceeding, in each of which cases the fees and expenses of counsel shall be at the expense of the Company and subject to payment pursuant to this Agreement. The Company shall not be entitled to assume the defense of Indemnitee in any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made either of the conclusions provided for in clauses (b) or (c) above.
9. Enforcement
     In the event that any dispute or controversy shall arise under this Agreement between Indemnitee and the Company with respect to whether the Indemnitee is entitled to indemnification in connection with any Proceeding or with respect to the amount of Expenses incurred, then with respect to each such dispute or controversy Indemnitee may seek to enforce the Agreement through legal action or, at Indemnitee’s sole option and request, through arbitration. If arbitration is requested, such dispute or controversy shall be submitted by the parties to binding arbitration in the City of Cleveland, State of Ohio, before a single arbitrator agreeable to both parties; provided that indemnification in respect of any claim, issue or matter in a Proceeding brought against Indemnitee by or in the right of the Company and as to which Indemnitee shall have been adjudged to be liable for negligence or misconduct in the performance of her duty to the Company shall be submitted to arbitration only to the extent permitted under the Company’s Code of Regulations and applicable law then in effect. If the parties cannot agree on a designated arbitrator within 15 days after arbitration is requested in writing by either of them, the arbitration shall proceed in the City of Cleveland, State of Ohio, before an arbitrator appointed by the American Arbitration Association. In either case, the Arbitration proceeding shall commence promptly under the rules then in effect of that Association and the arbitrator agreed to by the parties or appointed by that Association shall be an attorney other than an attorney who has, or is associated with a firm having associated with it an attorney which has been retained by or performed services for the Company or Indemnitee at any time during the five years preceding the commencement of arbitration. The award shall be rendered in such form that judgment may be entered thereon in any court having jurisdiction thereof. The prevailing party shall be entitled to prompt reimbursement of any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with such legal action or arbitration; provided that Indemnitee shall not be obligated to reimburse the Company unless the arbitrator or court which resolves the dispute determines that Indemnitee acted in bad faith in bringing such action or arbitration.

10. Exclusions
     Notwithstanding the scope of indemnification which may be available to Indemnitees from time to time under any Applicable Document, no indemnification, reimbursement or payment shall be required of the Company hereunder with respect to:
(a)	Any claim or any part thereof as to which Indemnitee shall have been adjudged by a court of competent jurisdiction from which no appeal is or can be taken to have acted in willful misfeasance, or willful disregard of his duties, except to the extent that such court shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper;

(b)	Any claim or any part thereof arising under Section 16(b) of the Exchange Act pursuant to which Indemnitee shall be obligated to pay any penalty, fine, settlement or judgment;

(c)	Any obligation of Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal gain, profit or advantage to which he was not entitled; or

(d)	Any Proceeding initiated by Indemnitee without the consent or authorization of the Board of Directors of the Company, provided that this exclusion shall not apply with respect to any claims brought by Indemnitee to enforce his rights under this Agreement or in any Proceeding initiated by another person or entity whether or not such claims were brought by Indemnitee against a person or entity who was otherwise a party to such Proceeding.
Nothing in this Section 10 shall eliminate or diminish Company’s obligations to advance that portion of Indemnitee’s Expenses which represent attorneys’ fees and other costs incurred in defending any Proceeding pursuant to Section 3 of this Agreement.
11. Extraordinary Transactions
     The Company covenants and agrees that, in the event of any merger, consolidation or reorganization in which the Company is not the surviving entity, any sale of all or substantially all of the assets of the Company or any liquidation of the Company (each such event is hereinafter referred to as an extraordinary transaction ), the Company shall:
(a)	Have the obligations of the Company under this Agreement expressly assumed by the survivor, purchaser or successor, as the case may be, in such extraordinary transaction; or

(b)	Otherwise adequately provide for the satisfaction of the Company’s obligations under this Agreement, in a manner acceptable to Indemnitee.
12. No Personal Liability
     Indemnitee agrees that neither the Directors nor any officer, employee, representative or agent of the Company shall be personally liable for the satisfaction of the Company’s obligations under this Agreement, and Indemnitee shall look solely to the assets of the Company and the escrow referred to in Section 4 hereof for satisfaction of any claims hereunder.

13. Severability.
     If any provision, phrase, or other portion of this Agreement should be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination should become final, such provision, phrase or other portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of the Agreement enforceable, and the Agreement as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible.
14. Subrogation
     In the event of any payment under this Agreement, the Company shall be subrogated to the extent thereof to all rights to indemnification or reimbursement against any insurer or other entity or person vested in the Indemnitee, who shall execute all instruments and take all other actions as shall be reasonably necessary for the Company to enforce such rights.
15. Governing Law
     The parties hereto agree that this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.
16. Notices
     All notices, requests, demands and other communications hereunder shall be in writing and shall be considered to have been duly given if delivered by hand and receipted for by the party to whom the notice, request, demand or other communication shall have been directed, or mailed by certified mail, return receipt requested, with postage prepaid:

(a)	If to the Company, to:	THE LUBRIZOL CORPORATION 29400 Lakeland Boulevard Wickliffe, Ohio 44092-2298 Attention: General Counsel

(b)	If to Indemnitee, to:

29400 Lakeland Boulevard Wickliffe, Ohio 44092-2298
or to such other or further address as shall be designated from time to time by the Indemnitee or the Company to the other.
17. Termination
     This Agreement may be terminated by either party upon not less than sixty (60) days prior written notice delivered to the other party, but such termination shall not in any way diminish the obligations of Company hereunder (including the obligation to maintain the escrow referred to in Section 4 hereof) with respect to Indemnitee’s activities prior to the effective date of termination.

18. Amendments
     This Agreement and the rights and duties of Indemnitee and the Company hereunder may not be amended, modified or terminated except by written instrument signed and delivered by the parties hereto. This Agreement is and shall be binding upon and shall inure to the benefits of the parties thereto and their respective heirs, executors, administrators, successors and assigns.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement in triplicate as of the date first above written.

INDEMNITEE	THE LUBRIZOL CORPORATION

By	By

Title:	Title: Chief Executive Officer

EXHIBIT I
LUBRIZOL’S CODE OF REGULATIONS
Section 33. Indemnification
     The Company shall indemnify any director or officer and any former director or officer of the Company and any such director or officer who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and her heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the right of the Company (i) to indemnify employees, agents and others to the extent not prohibited by such law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of her status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

EXHIBIT II
FORM OF UNDERTAKING
     THIS UNDERTAKING has been entered into by ______ (hereinafter “Indemnitee”) pursuant to an Indemnification Agreement dated _________ (the “Indemnification Agreement”) between The Lubrizol Corporation (hereinafter “Company”), an Ohio corporation and Indemnitee.
W I T N E S S E T H:
     WHEREAS, pursuant to the Indemnification Agreement, Company agreed to pay Expenses (within the meaning of the Indemnification Agreement) as and when incurred by Indemnitee in connection with any claim against Indemnitee which is the subject of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, to which Indemnitee was, is, or is threatened to be made a party by reason of facts which include Indemnitee’s being or having been a director, officer or representative (within the meaning of the Indemnification Agreement) of Company;
     WHEREAS, such a claim has arisen against Indemnitee and Indemnitee has notified Company thereof in accordance with the terms of Section 6 of the Indemnification Agreement (hereinafter the “Proceeding”);
     WHEREAS, Indemnitee believes that Indemnitee should prevail in this Proceeding and it is in the interest of both Indemnitee and Company to defend against the claim against Indemnitee thereunder;
     NOW, THEREFORE, Indemnitee hereby agrees that in consideration of Company’s advance payment of Indemnitee’s Expenses incurred prior to a final disposition of the Proceeding, Indemnitee hereby undertakes to reimburse Company for any and all Expenses paid by Company on behalf of Indemnitee prior to a final disposition of the Proceeding in the event that Indemnitee is determined under the Applicable Document (within the meaning of the Indemnification Agreement) not to be entitled to indemnification for such Expenses pursuant to the Indemnification Agreement and applicable law, provided that if Indemnitee is entitled under the Applicable Document to indemnification for some or a portion of such Expenses, Indemnitee’s obligation to reimburse Company shall only be for those Expenses for which Indemnitee is determined not to be entitled to indemnification. Such reimbursement or arrangements for reimbursement by Indemnitee shall be consummated within ninety (90) days after a determination that Indemnitee is not entitled to indemnification and reimbursement pursuant to the Indemnification Agreement and applicable law.
     IN WITNESS WHEREOF, the undersigned has set his hand this ___day of ___, ___.

INDEMNITEE